Exhibit 7

SOLICITATION BY AND ON BEHALF OF

TCI FUND MANAGEMENT LIMITED, CIFF CAPITAL UK LP AND THE CHILDREN’S INVESTMENT MASTER FUND

FOR THE SUPPORT OF THE HOLDERS OF COMMON SHARES OF

CANADIAN NATIONAL RAILWAY COMPANY

This information circular, including any supplements hereto or amendments and restatements hereof (together, this “Circular”), prepared by TCI Fund Management Limited, on behalf of itself and as investment manager of CIFF Capital UK LP and The Children’s Investment Master Fund (TCI Fund Management Limited, CIFF Capital UK LP and The Children’s Investment Master Fund are referred to collectively in this Circular as “TCI” or “we” or “us” or “our”), solicits your SUPPORT for a Change in the Directors of Canadian National Railway Company (“CN”).

TCI is not asking shareholders of CN (“Shareholders”) to send a form of proxy and/or voting instruction form (“VIF”) at this time, as CN has yet to formally call a special meeting of Shareholders (the “Meeting”) or issue a formal notice of the Meeting and its management information circular (the “Management Circular”) further to the requisition for the Meeting made by CIFF Capital UK LP and The Children’s Investment Master Fund (collectively, the “TCI Funds”) on September 16, 2021. Accordingly, TCI has prepared and filed this Circular in order that it may at this time have discussions with Shareholders regarding (i) the removal of certain of the incumbent directors of CN, and (ii) if any vacancy is created by the resolutions removing those incumbent directors, the election of the nominees to the board of directors of CN proposed by TCI (the “Concerned Shareholder Nominees”), in compliance with the solicitation requirements under applicable Canadian corporate and securities laws.

TCI IS SOLICITING YOUR SUPPORT AND, ULTIMATELY, INTENDS TO SOLICIT BLUE FORMS OF PROXY AND VIFS, IN SUPPORT OF:

(1)       THE REMOVAL OF CERTAIN OF THE INCUMBENT DIRECTORS OF CANADIAN NATIONAL RAILWAY COMPANY, AND

(2)       IF ANY VACANCY IS CREATED BY THE RESOLUTIONS REMOVING THOSE INCUMBENT DIRECTORS, THE ELECTION OF THE CONCERNED SHAREHOLDER NOMINEES TO THE BOARD OF DIRECTORS OF CN.

FURTHER DETAILS REGARDING THE CONCERNED SHAREHOLDER NOMINEES ARE CONTAINED IN THIS CIRCULAR.

Once CN has formally called the Meeting and issued notice of the Meeting together with the Management Circular, we expect to issue a supplement to or amendment and restatement of this Circular (the “Final TCI Circular”) containing further disclosure concerning our proposals, including our vision for CN and our reasons for seeking support of each of the above resolutions, together with additional details concerning the completion and return of forms of proxy and VIFs to be provided by TCI for use at the Meeting.

WE URGE SHAREHOLDERS TO MONITOR AND REVIEW OUR PUBLIC DISCLOSURE FOR FURTHER INFORMATION, INCLUDING THE FINAL TCI CIRCULAR, AS IT BECOMES AVAILABLE.

September 27, 2021

INSIDE THIS CIRCULAR

INFORMATION CIRCULAR	i
Currency	ii
Notice to United States Shareholders	ii
Cautionary Statement Regarding Forward-Looking Information	iii
MATTERS TO BE ACTED UPON	1
I. Removal of Certain of the Incumbent Directors of CN	1
II. Election of the Concerned Shareholder Nominees	1
III. Other Business	10
GENERAL PROXY INFORMATION	12
Solicitation	12
Who May Vote	12
How to Vote	12
Voting by Proxy	14
Delivery of Proxy-Related Materials to Objecting and Non-Objecting Beneficial Shareholders	16
Notice and Access	16
Voting Securities and Principal Shareholders of CN	16
Executive Compensation, Indebtedness, Interest in Material Transactions, Management Contracts and Equity Compensation Plans	17
Information Contained in this Circular	18
Additional Information	18
APPROVAL	20

INFORMATION CIRCULAR

This information circular, including any supplements hereto or amendments and restatements hereof (the “Circular”) and any form(s) of proxy and/or voting instruction form(s) (“VIF”) subsequently furnished in connection with this Circular, is being provided in connection with the solicitation by or on behalf of TCI Fund Management Limited, on behalf of itself and as investment manager of CIFF Capital UK LP and The Children’s Investment Master Fund (TCI Fund Management Limited, CIFF Capital UK LP and The Children’s Investment Master Fund are referred to collectively in this Circular as “TCI” or “we” or “us” or “our”), of your support for TCI’s proposed changes to the board of directors of CN (the “Board”) and leadership of CN and, ultimately, for proxies to be used at the special meeting (the “Meeting”) of shareholders (“Shareholders”) of Canadian National Railway Company (“CN”) which will be scheduled pursuant to the requisition of meeting dated September 16, 2021 provided by CIFF Capital UK LP and The Children’s Investment Master Fund (collectively, the “TCI Funds”) to CN and at any and all postponement(s) or adjournment(s) thereof. The information contained in this Circular is given as of the date of this Circular, except where otherwise noted.

TCI acts as investment manager of the TCI Funds, each of which is a registered holder and beneficial owner of common shares of CN (“Common Shares”).

This solicitation is made by or on behalf of TCI. THIS SOLICITATION IS NOT MADE BY OR ON BEHALF OF MANAGEMENT OF CN.

TCI is soliciting your support, and ultimately intends to solicit BLUE forms of proxy and VIFs for use at the Meeting, in support of (i) the removal of certain of the incumbent directors of CN serving as directors of CN at the time of the Meeting, as described under the heading “Matters to be Acted Upon – I. Removal of Certain of the Incumbent Directors of CN”, and (ii) if any vacancy is created by the foregoing resolutions, the election to fill such vacancy of the director nominees proposed by TCI, namely

Gilbert Lamphere
Allison Landry
Rob Knight
Paul Miller

(collectively, the “Concerned Shareholder Nominees”), as described under the heading “Matters to be Acted Upon – II. Election of the Concerned Shareholder Nominees”.

Once CN has formally called the Meeting and issued a notice of the Meeting and its management information circular (the “Management Circular”), TCI expects to issue a supplement to or amendment and restatement of this Circular (the “Final TCI Circular”) containing additional information concerning our proposals, including our vision for CN and our reasons for seeking the removal of certain of the incumbent directors of CN serving as directors of CN at the time of the Meeting and the election of the Concerned Shareholder Nominees to fill any vacancy created by such removal, as well as providing a BLUE form of proxy and/or VIF to be completed, signed and returned to TCI or its appointed agent, for use at the Meeting.

TCI currently expects that it will send the Final TCI Circular to all Shareholders by mail, together with a BLUE form of proxy and/or VIF that Shareholders will be asked to return. The Final TCI Circular will provide instructions for the completion and return of the form of proxy and/or VIF to be provided by TCI for use at the Meeting. Shareholders are urged to monitor TCI’s press releases and other filings in the coming days, weeks and months, to ensure they have all information and are able to take the necessary action within the prescribed time periods in order to show their support for TCI’s proposed changes to the Board and leadership of CN.

We expect that you will receive, in due course, a formal notice of the Meeting and Management Circular from CN soliciting proxies and a management form of proxy, in connection with the Meeting. WE URGE YOU NOT TO EXECUTE OR RETURN ANY MANAGEMENT PROXY. IF YOU DO RETURN A MANAGEMENT PROXY, YOU WILL HAVE THE LEGAL RIGHT TO CHANGE YOUR VOTE – TO DO SO, SIMPLY SIGN, DATE AND RETURN THE BLUE FORM OF PROXY OR VIF TO BE PROVIDED BY TCI WITH THE FINAL TCI CIRCULAR.

Your support and, ultimately, your vote at the Meeting, are very important to the future of your investment in CN. Shareholders willing to express their support for TCI may contact Kingsdale Advisors, TCI’s strategic shareholder advisor and proxy solicitation agent, at 1-866-581-1514 toll-free in North America, or at 1-416-867-2272 outside of North America (collect calls), or by email at contactus@kingsdaleadvisors.com.

TCI is acting on behalf of ALL Shareholders and is seeking to improve CN’s long-term performance, not to control the Board. As fellow Shareholders, we firmly believe it is time for real change in the direction of CN and have serious concerns regarding the current leadership and direction of CN. Accordingly, TCI is currently proposing the removal of certain of the incumbent directors of CN serving as directors of CN at the time of the Meeting and the election of the four Concerned Shareholder Nominees to fill any vacancy created by such removal. TCI believes that a new, highly-qualified board with renewed leadership will help ensure CN is put on the right track to the benefit of the Canadian and US economies, shippers, employees and the Shareholders.

Information concerning CN is available for review on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com, under the issuer profile of CN.

Based on publicly available information, the registered and head office of CN is located at 935, rue de La Gauchetière ouest, Montréal, Québec, Canada, H3B 2M9.

Currency

All currency references in this Circular are to Canadian dollars, unless indicated otherwise.

Notice to United States Shareholders

CN is a corporation governed by the federal laws of Canada. This solicitation is not subject to the requirements of Section 14(a) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”) by virtue of an exemption applicable to proxy solicitations by foreign private issuers as defined in Rule 3b-4 of the U.S. Exchange Act. Accordingly, this solicitation is made in the United States with respect to securities of CN in accordance with Canadian corporate and securities laws and this Circular has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders in the United States should be aware that these Canadian requirements are different from the requirements applicable to proxy statements under the U.S. Exchange Act.

Cautionary Statement Regarding Forward-Looking Information

Certain information in this Circular may constitute “forward-looking information”, as such term is defined in applicable Canadian securities legislation, about the objectives of TCI as they relate to CN, the impact of the Concerned Shareholder Nominees, if elected, on the financial condition, results of operations, business strategies, revenue enhancements and competitive position of CN, as more fully described in this Circular, and other matters. All statements other than statements of historical fact may be forward-looking information. Forward-looking information is often, but not always, identified by words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar words or expressions or the negative thereof.

Material factors or assumptions that were applied in providing forward-looking information include, but are not limited to, CN’s future growth potential, its results of operations, future cash flows, the future performance and business prospects and opportunities of CN, the election of the Concerned Shareholder Nominees, the ability of the Concerned Shareholder Nominees, if elected, to effect positive change at CN, the response to and outcome of any court applications that may be made against TCI, the implementation and timing of CN’s business strategy and the current general regulatory environment and economic conditions remaining unchanged.

Forward-looking information contained in this Circular reflects current reasonable assumptions, beliefs, opinions and expectations of TCI regarding future events and operating performance of CN, and speaks only as of the date of this Circular. Such forward-looking information is based on currently available competitive, financial and economic data and operating plans and are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CN, or general industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Many other factors could also cause CN’s actual results, performance or achievements to vary from those expressed or inferred herein, including without limitation, the possibility that the anticipated benefits from the election of the Concerned Shareholder Nominees cannot be fully realized or may take longer to realize than expected; the ability of CN to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners following the election of the Concerned Shareholder Nominees; changes in management; changes in board composition; the duration and effects of the COVID-19 pandemic, general economic and business conditions, particularly in the context of the COVID-19 pandemic; industry competition; inflation, currency and interest rate fluctuations; changes in fuel prices; legislative and/or regulatory developments; compliance with environmental laws and regulations; actions by regulators; increases in maintenance and operating costs; security threats; reliance on technology and related cybersecurity risk; trade restrictions or other changes to international trade arrangements; transportation of hazardous materials; various events which could disrupt operations, including illegal blockades of rail networks, and natural events such as severe weather, droughts, fires, floods and earthquakes; climate change; labor negotiations and disruptions; environmental claims; uncertainties of investigations, proceedings or other types of claims and litigation; risks and liabilities arising from derailments; timing and completion of capital programs; and other risks detailed from time to time in reports filed by CN with securities regulators in Canada and the United States. Many of these risks and uncertainties could affect CN’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking information provided by TCI.

The impact of any one factor on a particular piece of forward-looking information is not determinable with certainty as such factors are interdependent upon other factors, and TCI’s course of action would depend upon its assessment of the future considering all information then available.

Should any factor affect CN in an unexpected manner, or should any assumptions underlying the forward-looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. There can be no assurance that the results or developments anticipated by TCI will be realized or, even if substantially realized, that they will have the expected consequences for CN. All forward-looking information and forwarding-looking statements contained in this Circular are expressly qualified in their entirety by this cautionary statement. Forward-looking information is provided and forward-looking statements are made as of the date of this Circular and, except as may be required by applicable law, TCI disclaims any intention and assumes no obligation to publicly update or revise such forward-looking information or forward-looking statements whether as a result of new information, future events or otherwise.

MATTERS TO BE ACTED UPON

I.	Removal of Certain of the Incumbent Directors of CN

To TCI’s knowledge, the current board of directors of CN is comprised of eleven individuals. At the Meeting, Shareholders will be asked:

(1)	to consider and, if thought advisable, to approve an ordinary resolution to remove Robert Pace as a director of CN (if Robert Pace is serving as a director of CN at the time of the Meeting);
(2)	to consider and, if thought advisable, to approve an ordinary resolution to remove Kevin G. Lynch as a director of CN (if Kevin G. Lynch is serving as a director of CN at the time of the Meeting);
(3)	to consider and, if thought advisable, to approve an ordinary resolution to remove James E. O’Connor as a director of CN (if James E. O’Connor is serving as a director of CN at the time of the Meeting);
(4)	to consider and, if thought advisable, to approve an ordinary resolution to remove Laura Stein (collectively with Robert Pace, Kevin G. Lynch and James E. O’Connor, the “Incumbent Directors”) as a director of CN (if Laura Stein is serving as a director of CN at the time of the Meeting); and
(5)	to consider and, if thought advisable, to approve ordinary resolutions to remove (on an individual-by-individual basis) any person appointed to the Board after September 16, 2021 that is serving as a director of CN at the time of the Meeting (this resolution, collectively with resolutions (1) to (4) above, the “Director Removal Resolutions”).
TCI recommends that Shareholders use the BLUE form of proxy or VIF to be provided by TCI to vote “FOR” each of the Director Removal Resolutions.

At the upcoming Meeting, TCI’s representatives to be named in the BLUE form of proxy or VIF intend to cast the votes represented by such form of proxy or VIF as TCI recommends above, unless instructed otherwise.

II.	Election of the Concerned Shareholder Nominees

At the Meeting, if any vacancy is created by the Director Removal Resolutions, Shareholders will be asked:

(1)	to consider and, if thought advisable, to approve an ordinary resolution to elect Gilbert Lamphere as a director of CN to fill such vacancy, to hold office until the close of the first annual meeting of Shareholders following his election or until his successor is elected or appointed;
(2)	to consider and, if thought advisable, to approve an ordinary resolution to elect Allison Landry as a director of CN to fill such vacancy, to hold office until the close of the first annual meeting of Shareholders following her election or until her successor is elected or appointed;
(3)	to consider and, if thought advisable, to approve an ordinary resolution to elect Rob Knight as a director of CN to fill such vacancy, to hold office until the close of the first annual meeting of Shareholders following his election or until his successor is elected or appointed; and
(4)	to consider and, if thought advisable, to approve an ordinary resolution to elect Paul Miller as a director of CN to fill such vacancy, to hold office until the close of the first annual meeting of Shareholders following his election or until his successor is elected or appointed (this resolution, collectively with resolutions (1) to (3) immediately above, the “Director Election Resolutions”).

With respect to the Director Election Resolutions, if the number of nominees for such election of directors is greater than the number of vacancies created by the Director Removal Resolutions then those nominees receiving the greatest number of votes will be declared elected until all such vacancies have been filled, and if the number of such nominees for election is equal to the number of vacancies to be filled then all such nominees will be declared elected.

TCI recommends that Shareholders use the BLUE form of proxy or VIF to be provided by TCI to vote “FOR” each of the Director Election Resolutions.

At the upcoming Meeting, TCI’s representatives to be named in the BLUE form of proxy or VIF intend to cast the votes represented by such form of proxy or VIF as TCI recommends above, unless instructed otherwise.

Case for Change

CN is a great company, and it owns a unique asset – the best rail network in North America. However, its business has been underperforming for too long, and the Board has failed in its duty to provide effective oversight, so change is required.

Operational and Financial Underperformance

Since 2016, CN’s financial and operating results have lagged significantly behind those of its peers:

•	CN has underperformed its railroad peers on nearly every measure of productivity and efficiency: revenues per revenue ton mile, expenses per revenue ton mile, return on capital and operating ratio and profits
•	Between Q2 2018 and Q2 2021, CN’s operating income, earnings per share and free cash flow have all declined
•	CN’s operating ratio has deteriorated from the best of the Class I railroads in 2017 to the worst by mid-2021

Corporate Governance Failures

CN’s unsuccessful bid for Kansas City Southern exposed a basic and fundamental misunderstanding on the part of the Board of the current state of the railroad industry and regulatory environment. The Board, which lacks meaningful railroad operational experience, consistently misjudged the Surface Transportation Board and displayed flawed decision making, committing billions of dollars to an ill-conceived pursuit of what was, in reality, an unattainable asset. From the start, it was clear the bid would fail. That the Board sanctioned the bid, together with potential termination fees of approximately $2 billion, is a failure of oversight and there should be accountability.

Assembling a Board with no meaningful railroad operational experience is itself a reflection of poor corporate governance that should be rectified as soon as possible.

The Board has permitted a brain drain of high quality operators to leave CN which has resulted in the depletion of the strength and depth of the operational team supporting CN’s senior management. An inability to retain talent is a key sign of weak leadership and culture and the Board has failed to act to remedy this situation.

The Board permitted the executive leadership team to launch a hasty, reactive, strategic plan focused on short term targets for operating ratio, share buybacks, asset sales, capital expenditure reductions and head count reduction, rather than acknowledge and address the fundamental issue of a lack of a culture of operational excellence.

Current leadership lacks the credibility to execute the strategic plan and there is no evidence it has the ability to achieve operational improvements. The about-turn, to focus on the 2022 operating ratio, is not what is required. Instead, the Board should implement a long term plan for sustainable growth, focused on a relentless culture of disciplined execution, with a synchronized operations and marketing team, supported by technology and ESG leadership – all under a proven, world-class leader. This is the only way to deliver continuous and sustainable improvements in profitability.

Many of the other initiatives announced in the new strategic plan should have been pursued before and were implemented by other railroads years ago. Streamlining management, eliminating all consultants, closing underutilised buildings and being more aggressive with suppliers are all basic responsibilities of management. That these issues are only being addressed now reflects poorly on both CN’s leadership, who have clearly lost focus on continuous improvement (which is the hallmark of Precision Scheduled Railroading), and the Board that has failed to apply the necessary pressure on management to fully optimize the business.

Since 2016, the Board has twice failed to appoint a world-class CEO. Luc Jobin left the role after two years of underperformance and Mr. Ruest has presided over three more years of underperformance.

Despite CN’s underperformance during Mr. Ruest’s tenure, the Board has approved increases to Mr. Ruest’s total annual compensation, including his base salary. As a result, the Board has not held the CEO accountable for the deterioration of CN’s relative financial and operational performance.

The Chairman, Robert Pace, has been on the Board for 27 years, well beyond advisable limits for Board tenure.

In summary, the Board has consistently failed to:

•	Hire the best CEO
•	Set appropriate and challenging performance targets to compensate the CEO in a manner that incentivizes him or her to achieve and exceed such targets
•	Monitor and review performance and strategy
•	Hold leadership accountable for execution
•	Establish a long term sustainable growth strategy that pursues and capitalizes on a low-cost operational structure

Conclusion

CN has the best network in North America and should be the most efficient and fastest growing railroad in the industry, but change is needed to achieve this goal. CN is not realizing its full potential because of poor management and a lack of oversight from directors who are experienced in railway operations. History has shown that with the right leadership – and a knowledgeable board that holds management accountable – the performance of a railroad can be improved quickly. CN should be no different.

Plan for Change

The Concerned Shareholder Nominees have significant operational experience and analytical capabilities in the railroad industry. Their election will enhance the Board and broaden the existing areas of skill, expertise and competence already possessed by the Board.

TCI believes that it has assembled an independent, accomplished and world-class slate of director nominees. The Concerned Shareholder Nominees all have had long and distinguished careers operating in and analyzing the railroad industry. They bring vast railroad experience and knowledge, and they also share a common and very achievable goal: to create a much-needed culture of operational excellence at CN, which is essential if CN is to reach its full potential.

We are long-term shareholders and want what is best for CN. TCI believes that a new, highly-qualified Board with renewed senior leadership will help ensure CN is put on the right track for the benefit of the Canadian and U.S. economies, shippers, CN employees and the Shareholders.

The Concerned Shareholder Nominees, if elected, will help lead and guide the selection of a new CEO. TCI has identified Jim Vena as an outstanding candidate for the position of CEO of CN.

Mr. Vena has a proven track record as an exceptional operator. His time at CN, where he was a high-performing and well-respected Chief Operating Officer (COO), demonstrates he knows how to run a railroad successfully. During his 40 years at CN, Mr. Vena ran all three geographic regions of the network, so he knows the network intimately and is uniquely qualified to be CEO. More recently, Mr. Vena was the COO at Union Pacific, where he drove a remarkable improvement in the company’s operations, service, efficiency and profitability, resulting in a 650bps improvement in the operating ratio in two and a half years.

As CEO, Mr. Vena will work to establish a culture of disciplined execution with a focus on service excellence which will create a high service, asset lean, low cost, low carbon and safe operational plan with a re-energized team to execute and grow the business.

Mr. Vena has committed to accepting the role of CEO if offered the position in a suitably expedient manner and on terms acceptable to Mr. Vena and CN. Mr. Vena has consented to being named in this Circular.

Shareholders are urged to carefully consider the qualifications of the Concerned Shareholder Nominees and how they can benefit CN. Further background information with respect to the Concerned Shareholder Nominees is set forth under “Concerned Shareholder Nominee Profiles” below.

Concerned Shareholder Nominee Profiles

Gilbert Lamphere is currently Chairman of MidRail Corp., a freight rail company formed to develop and operate overlooked rail infrastructure in North America. As one of the most experienced railroad executives in North America, Mr. Lamphere has 40 years of experience in the rail industry and has been a board member of several public and private railroad companies, including:

•	Patriot Rail (2019-2021) – Chairman
•	CSX (2008-2015) – Member of the Operations, Finance, Compensation and Public Affairs committees
•	Florida East Coast Railway (2000-2007)
•	CN (1998-2005) – Chairman-elect of the Finance Committee and a member of the Compensation, Investment and Audit Committee
•	Illinois Central Railroad (1990-1998) – Chairman
•	MidSouth Rail (1988-1998) – Founder

Mr. Lamphere has also served on the boards of Recognition Equipment (Chairman), Cleveland-Cliffs, R.P. Scherer, Global Natural Resources, Sylvan Inc. and Lincoln Snacks, and was a board member of the Fremont Group, an investment and operating company with over U.S.$9 billion of assets.

Mr. Lamphere has been an Overseer of the Harvard School of Business Administration, a Trustee of the New York City Parks Foundation, and Chairman of three educational institutions: Deerfield Academy, Nightingale-Bamford and the Hamlin School. He was Chairman of Princeton University’s 1000-person Development Leadership Council and is currently on the Advisory Board of the Department of Psychiatry and Behavioral Sciences of Johns Hopkins Medicine.

Mr. Lamphere graduated from Princeton University and from Harvard Business School, where he was a Baker Scholar and awarded the Loeb Rhoades Fellow Finance prize.

Mr. Lamphere resides in Florida, U.S.A.

Principal Occupation for the Five Preceding Years: Principal of Lamphere Capital Management (a private investment firm that invests in a range of private and public companies) since June, 2000, and Chairman of MidRail Corp. (a freight rail company focused on originating, acquiring, consolidating, and developing integrated rail assets and operations across North America) since July, 2016.

Current Public Board memberships: Nil

Allison Landry currently serves as an independent director on the board of XPO Logistics, Inc., a leading North American less-than-truckload carrier and truck brokerage provider and is also a member of the Audit and Compensation Committees.

She previously spent 16 years at Credit Suisse, where she was the lead equity research analyst for the U.S. transportation sector, specializing in the railroad, trucking, airfreight and logistics industries.

Ms. Landry earned an MBA from Boston University, with a concentration in Finance, and a BA in Psychology from the College of the Holy Cross.

Ms. Landry resides in New York, U.S.A.

Principal Occupation for the Five Preceding Years: Corporate director since August, 2021 and prior to July, 2021, equity research analyst at Credit Suisse (investment bank).

Current Public Board memberships: XPO Logistics, Inc. (NYSE: XPO)

Rob Knight is the former Chief Financial Officer of Union Pacific Corporation, a position he held for 15 years before retiring in December 2019. While Mr. Knight was CFO, Union Pacific’s market capitalization grew from U.S.$17 billion to over U.S.$120 billion. For seven consecutive years, he was named to Institutional Investor magazine’s All-America Executive Team as the top CFO in all of transportation. During Mr. Knight’s 40-year tenure at Union Pacific, he also held a variety of senior executive positions, including General Manager of the company’s energy and automotive business units.

As a proven leader with extensive experience in finance, strategy and corporate governance, Mr. Knight serves as a director at Schneider National, Inc. (member of Compensation Committee), Hyliion Holdings Corp. (Chair of Audit Committee) and Carrix Corporation, a private transportation services company.

Mr. Knight holds an MBA from Southern Illinois University and a BA from Kansas State University.

Mr. Knight resides in Florida, U.S.A.

Principal Occupation for the Five Preceding Years: Corporate director since December, 2019 and prior to December, 2019, Chief Financial Officer of Union Pacific Corporation (Class I railroad).

Current Public Board memberships: Hyliion Holdings Corp. (NYSE: HYLN) and Schneider National, Inc. (NYSE: SNDR).

Paul Miller is an expert in transportation, logistics, safety management and regulatory affairs.

Mr. Miller worked at CN from 1978 until 2011. During his 33-year career at CN, Mr. Miller held leadership roles in operations, marketing, and planning. He retired as CN’s Vice President of Safety, Sustainability, and Network Transportation in 2011.

Mr. Miller served on the Safety and Operations Management Committee of the Railway Association of Canada, and the Risk Management Working Committee of the Association of American Railroads.

Since leaving CN, Mr. Miller has been a consultant, board member, volunteer and educator. As a consultant, he has worked with CN, Canadian Pacific Railway, Enbridge, The Railway Association of Canada and the New Brunswick Southern Railway. Mr. Miller is an Adjunct Professor and Railroader in Residence at the University of Alberta’s Canadian Rail Research Laboratory, and he serves on the board of the Chartered Institute for Logistics and Transport in North America, where he holds the Chartered Member (CMILT) designation. Mr. Miller is a registered professional engineer (P. Eng.) in the province of Alberta.

Mr. Miller holds a Master of Science in Engineering in Transportation Planning & Engineering, as well as a Bachelor of Science in Engineering in Civil Engineering, both from the University of New Brunswick. He also holds the ICD.D. designation from the Institute of Corporate Directors, and the Professional Logistician designation (P. Log.) from the Logistics Institute.

Mr. Miller resides in Alberta, Canada.

Principal Occupation for the Five Preceding Years: Board member, and rail and logistics consultant.

Current Public Board memberships: Nil

Based upon information furnished by each respective Concerned Shareholder Nominee, as of the date hereof, none of the Concerned Shareholder Nominees nor any of their respective associates or affiliates beneficially own, or exercise control or direction over, directly or indirectly, any Common Shares or any other securities of CN.

Relationships of the Concerned Shareholder Nominees with CN

None of the Concerned Shareholder Nominees is currently a director or officer of CN, or holds any other position with CN or any of its affiliates. Except for Paul Miller, who held leadership roles in operations, marketing, and planning over a 33-year career as an employee of CN and who retired 2011 as CN’s Vice President of Safety, Sustainability, and Network Transportation, and Gilbert Lamphere, who served as a director of CN from March, 1998 until August, 2005, none of the Concerned Shareholder Nominees has been a director or officer of CN, or has held any other position with CN or any of its affiliates. Each of the Concerned Shareholder Nominees, if elected, will hold office until the close of the next annual meeting of Shareholders or until his or her successor has been elected or appointed, unless his or her office is vacated earlier.

Independence and Consent to Act

Each of the Concerned Shareholder Nominees has consented to being named as a nominee in this Circular and meets the director eligibility requirements under applicable Canadian law. Except as disclosed herein or in the Management Circular to be provided by CN, there are no arrangements or understandings between any of the Concerned

Shareholder Nominees and any other person pursuant to which the Concerned Shareholder Nominees are to be elected.

It is not contemplated that any of the Concerned Shareholder Nominees will be unable to stand for election to the Board or to serve as a director if elected. However, if for any reason any of the Concerned Shareholder Nominees do not stand for election or are unable to serve as a director, TCI may appoint a substitute candidate selected by it. In that event, TCI’s representatives to be named in the BLUE form of proxy and/or VIF to be provided by TCI once CN has issued a formal notice of the Meeting and its Management Circular intend to cast votes represented by such BLUE proxy for another nominee at their discretion unless you have specified in your BLUE proxy and/or VIF that your Common Shares are to be withheld from voting on the election of directors.

TCI believes that, if elected, each of the Concerned Shareholder Nominees will be an “independent” director within the meaning of National Instrument 58-101 - Disclosure of Corporate Governance Practices and National Instrument 52-110 - Audit Committees, being, among other things, a person other than an officer or employee of CN or any other individual having a business or other relationship which, in the opinion of the Board, would (or could reasonably be perceived to) interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Indebtedness

Based on information provided to TCI by each respective Concerned Shareholder Nominee, none of the Concerned Shareholder Nominees, or any of their associates or affiliates, is or has been indebted to CN or any of its subsidiaries at any time since the beginning of the last completed financial year of CN or has indebtedness to another entity which is the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by CN or any of its subsidiaries.

Cease Trade Orders and Bankruptcies

Based on information provided to TCI by each respective Concerned Shareholder Nominee, none of the Concerned Shareholder Nominees:

(a)	is, at the date of this Circular, or has been within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including CN) that:

(i)	was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days (each, an “order”) that was issued while such Concerned Shareholder Nominee was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)	was subject to an order that was issued after such Concerned Shareholder Nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while such Concerned Shareholder Nominee was acting in the capacity as director, chief executive officer or chief financial officer;
(b)	is, at the date of this Circular, or has been within 10 years before the date of this Circular, a director or executive officer of any company (including CN) that, while such Concerned Shareholder Nominee was acting in that capacity, or within a year of such Concerned Shareholder Nominee ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c) has within 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such Concerned Shareholder Nominee.

Penalties and Sanctions

Based on information provided to TCI by each respective Concerned Shareholder Nominee, none of the Concerned Shareholder Nominees has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a Concerned Shareholder Nominee.

Additional Information Concerning the Concerned Shareholder Nominees

No formal relationship exists between TCI and any of the Concerned Shareholder Nominees except as described below and elsewhere in this Circular.

If requested by the Concerned Shareholder Nominees or otherwise required by law, TCI will agree to indemnify each Concerned Shareholder Nominee on customary terms from and against any losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses incurred by such Concerned Shareholder Nominee arising from the proxy solicitation undertaken by TCI in connection with the Meeting.

III.	Other Business

As at the date hereof, TCI knows of no amendments, variations or other matters to be presented for action at the Meeting. If, however, any amendments, variations or other matters properly come before the Meeting or any postponement(s) or adjournment(s) thereof, or if any other matters, which are not now known to TCI should properly come before the Meeting or any postponement(s) or adjournment(s) thereof, the form of proxy or VIF to be provided by TCI once CN has issued a formal notice of the Meeting and its Management Circular confers discretionary authority on the person voting the proxy to vote on such amendments or variations or such other matters in the discretion of such person, whether or not the amendments, variations or other matters that come before the Meeting or any postponement(s) or adjournment(s) thereof are or are not routine, and whether or not the amendments, variations or other matters that come before the Meeting or any postponement(s) or adjournment(s) thereof are contested. TCI reserves the right to amend or supplement this Circular, the Final TCI Circular, our form of proxy and VIF, as the case may be, as we see fit in order to solicit proxies for any business to be transacted at the Meeting.

Other Information Regarding TCI Fund Management Limited and the TCI Funds

Founded in 2003 by Sir Christopher Hohn, TCI Fund Management Limited, the investment manager of the TCI Funds, is a value orientated, fundamental investor which invests globally in strong businesses with sustainable competitive advantages. Using a private equity approach, TCI Fund Management Limited conducts deep fundamental research, constructively engages with management and adopts a long-term investment horizon. For more information on TCI Fund Management Limited and its ESG policy, visit www.tcifund.com/ESG. TCI Fund Management Limited is authorised and regulated by the UK Financial Conduct Authority.

CIFF Capital UK LP is the registered holder and beneficial owner of 4,900,183 Common Shares representing approximately 0.69% of the issued and outstanding Common Shares. The Children’s Investment Master Fund is the registered holder and beneficial owner of 31,799,642 Common Shares representing approximately 4.49% of the issued and outstanding Common Shares.

Together, the TCI Funds are the registered holders and beneficial owners of an aggregate of 36,699,825 Common Shares, representing approximately 5.18% of the issued and outstanding Common Shares.

TCI Fund Management Limited, as investment manager of the TCI Funds, exercises control or direction over all of the Common Shares registered in the respective names of and beneficially owned by the TCI Funds.

TCI intends to cause all of the Common Shares which it beneficially owns, directly or indirectly, or over which it exercises control or direction, to be voted at the Meeting in favour of the Director Removal Resolutions and the Director Election Resolutions.

Interest of Concerned Shareholder Nominees in Material Transactions

Based on information provided to TCI by each respective Concerned Shareholder Nominee, none of the Concerned Shareholder Nominees, nor any of their associates or affiliates, has had any material interest, direct or indirect, in any transaction since the commencement of CN’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect CN or any of its subsidiaries.

Interest of Certain Persons or Companies in Matters to be Acted Upon

Except to the extent described elsewhere in this Circular, based on information provided to TCI by each respective Concerned Shareholder Nominee, none of TCI nor any member, partner, director or officer of TCI, nor any of the Concerned Shareholder Nominees, nor any associates or affiliates of the foregoing, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the matters currently known to be acted upon at the Meeting, other than in respect of their ownership, control or direction of Common Shares described elsewhere in this Circular, and the removal of the Incumbent Directors and the election of the Concerned Shareholder Nominees as directors of CN.

GENERAL PROXY INFORMATION

Solicitation

This Circular is furnished by or on behalf of TCI in connection with the solicitation of support for and, ultimately, for proxies to be used at the Meeting and at any postponement(s) or adjournment(s) thereof. The solicitation is not made by or on behalf of the management of CN.

TCI intends to make this solicitation primarily by mail, but proxies may also be solicited personally by telephone, email or other electronic means, as well as by newspaper or other media advertising or in person, by TCI, certain of its members, partners, directors, officers and employees, the Concerned Shareholder Nominees or TCI’s agents, including Kingsdale Advisors, who has been retained by TCI as its strategic shareholder advisor and proxy solicitation agent. Pursuant to the agreement between Kingsdale Advisors and TCI Fund Management Limited, Kingsdale Advisors would receive a fee of up to $3.5 million, plus customary fees for each call to or from Shareholders, and would be reimbursed for certain out-of-pocket expenses, with all such costs to be borne by TCI. In addition, TCI may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, by way of public broadcast, including press release, speech or publication, and in any other manner permitted under applicable Canadian laws. Any members, partners, directors, officers or employees of TCI and their affiliates or other persons who solicit proxies on behalf of TCI will do so for no additional compensation. The costs incurred in the preparation and mailing of this Circular and the Final TCI Circular, and the solicitation of proxies by TCI will be borne by TCI, provided that, subject to applicable law, TCI may seek reimbursement from CN of TCI’s out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board.

Other than as contemplated or disclosed herein, no person is authorized to give information or to make any representations relating to the matters contemplated by this Circular other than those contained in this Circular and, if given or made, such information or representations must not be relied upon as having been authorized to be given or made.

Who May Vote

While CN has yet to formally call the Meeting or announce the record date for the Meeting, we expect the record date for determining Shareholders entitled to receive notice of the Meeting and to vote at the Meeting to be no more than 60 days in advance of the Meeting and that each Shareholder of record as of the record date fixed by CN will be entitled to one vote for each Common Share held on each matter to come before the Meeting or any postponement(s) or adjournment(s) thereof.

How to Vote

How you vote depends on whether you are a registered Shareholder or a non-registered Shareholder. In either case, if you have any questions and/or need assistance completing your BLUE form of proxy or VIF to be provided with the Final TCI Circular once CN has issued a formal notice of the Meeting and its Management Circular, please call Kingsdale Advisors at 1-866-581-1514 toll-free in North America, or at 1-416-867-2272 outside of North America (collect calls), or by email at contactus@kingsdaleadvisors.com.

Registered Shareholders

You are a registered Shareholder if your Common Shares are registered in your own name at Computershare Trust Company of Canada, the transfer agent for CN. As a registered Shareholder, you may attend the Meeting and vote in person. If you are a registered Shareholder and will not be attending the Meeting, or if your Common Shares are registered in the name of a corporation, your Common Shares may still be counted by authorizing another individual, called a proxyholder, to attend the Meeting and vote your Common Shares. You should use the BLUE form of proxy that will be provided with the Final TCI Circular once CN has issued a formal notice of the Meeting and its Management Circular and follow the instructions to be provided therein. If you are a registered Shareholder planning to attend the Meeting and wish to vote your Common Shares in person at the Meeting, although it is preferred, it is not necessary to complete and return the form of proxy. Your vote will be taken and counted at the Meeting.

For assistance, please call Kingsdale Advisors at 1-866-581-1514 toll-free in North America, or at 1-416-867-2272 outside of North America (collect calls), or by email at contactus@kingsdaleadvisors.com.

Non-Registered Shareholders

You are a non-registered Shareholder if you beneficially own Common Shares that are registered in the name of an intermediary such as a bank, trust company, securities broker or other nominee, or in the name of a depository of which the intermediary is a participant, and therefore do not have Common Shares registered in your own name at CN’s transfer agent.

TCI expects to distribute copies of the Final TCI Circular and a BLUE form of proxy or VIF to intermediaries for onward distribution to non-registered Shareholders, once CN has issued a formal notice of the Meeting and its Management Circular. Typically, intermediaries will use a service company (such as Broadridge Investor Communications (“Broadridge”)) to forward these meeting materials to non-registered Shareholders. Non-registered Shareholders should carefully follow the procedures set out on the applicable form of proxy or VIF which generally provide for the following, depending on which type of form you receive:

•	In most cases, non-registered Shareholders will receive, along with the Final TCI Circular, a BLUE VIF that must be completed, signed and dated by the non-registered Shareholder in accordance with the instructions on the BLUE VIF. Non-registered Shareholders should follow the instructions provided on the BLUE VIF, using one of the described voting methods provided, to vote their Common Shares.
•	Less frequently, a non-registered Shareholder may receive, along with the Final TCI Circular, a BLUE form of proxy that has already been signed by the intermediary and which is restricted as to the number of Common Shares beneficially owned by the non-registered Shareholder. In these cases, the non-registered Shareholder who wishes to submit a form of proxy should properly complete, sign and date the BLUE form of proxy and submit it using one of the described voting methods, to vote their Common Shares.

The purpose of these documents is to permit you to direct the voting of the Common Shares you beneficially own. You should carefully follow the instructions set out in your BLUE form of proxy or VIF, as the case may be.

If you are a non-registered Shareholder, you may attend the Meeting and vote in person (or have another person appointed as proxyholder to attend and vote on your behalf) provided you strike out the names of the persons named in the BLUE form of proxy or VIF and insert your name or the name of such other person as you desire to represent you at the Meeting in the blank space provided. In any case, non-registered Shareholders should carefully and promptly follow the instructions of their intermediary and/or its service company, including those regarding when and where the BLUE form of proxy or VIF is to be delivered.

For assistance, please call Kingsdale Advisors at 1-866-581-1514 toll-free in North America, or at 1-416-867-2272 outside of North America (collect calls), or by email at contactus@kingsdaleadvisors.com.

Voting by Proxy

Appointment of Proxies

The persons to be named in the BLUE form of proxy or VIF to be provided by TCI once CN has issued a formal notice of the Meeting and its Management Circular are anticipated to be Christopher Hohn and, failing him, Ben Walker. You have the right to appoint a person or company (who need not be a Shareholder) other than the persons designated in the form of proxy or VIF to represent you at the Meeting and act on your behalf. You may appoint another person by striking out the names of the persons designated in the BLUE form of proxy or VIF and inserting the name of that person in the blank space provided in the BLUE form of proxy or VIF you receive. By properly completing and returning the BLUE form of proxy or VIF, you are authorizing the persons named therein to attend the Meeting and to vote your Common Shares.

Exercise of Discretion

The Common Shares represented by your BLUE form of proxy or VIF, to be provided by TCI once CN has issued a formal notice of the Meeting and its Management Circular, will be voted or withheld from voting in accordance with your instructions on the form of proxy or VIF on any ballot that may be called for (by indicating FOR, WITHHOLD or AGAINST, as applicable). If you specify a choice with respect to any matter to be acted upon, your Common Shares will be voted accordingly. If you have not specified how to vote on a particular matter, or if any amendments are proposed to any matter, or if other matters are properly brought before the Meeting, then, in each case, your proxyholder can vote your Common Shares as your proxyholder sees fit. As at the date hereof, TCI is not aware of any such amendments, variations or other matters to be presented for action at the Meeting.

If you properly complete and return your BLUE form of proxy or VIF appointing representatives of TCI as your proxyholder but do not specify how you wish the votes to be cast, your Common Shares will be voted:

(1)	“FOR” each of the Director Removal Resolutions, as described under the heading “Matters to be Acted Upon – I. Removal of Certain of the Incumbent Directors of CN”, and

(2)	“FOR” each of the Director Election Resolutions, as described under the heading “Matters to be Acted Upon – II. Election of the Concerned Shareholder Nominees”.

Revocation

You may revoke a form of proxy or VIF given to you by management of CN pursuant to CN management’s solicitation of proxies by completing and delivering the BLUE form of proxy or VIF to be provided by TCI along with the Final TCI Circular once CN has issued a formal notice of the Meeting and its Management Circular. A later-dated form of proxy or VIF revokes any and all prior proxies given by you in connection with the Meeting.

A registered Shareholder who has given a proxy may also revoke the proxy at any time prior to use by:

(1)	depositing an instrument or act in writing revoking the proxy, executed or, in Quebec, signed by such registered Shareholder or by his, her or its personal representative authorized in writing or by electronic signature or, if the registered Shareholder is a corporation, by an officer or attorney thereof properly authorized, either: (i) at the registered office of CN at any time up to and including the last business day preceding the day of the Meeting or any postponement(s) or adjournment(s) thereof, at 935, rue de La Gauchetière ouest, Montréal, Québec, Canada, H3B 2M9; or (ii) with the chairman of the Meeting prior to commencement of the Meeting on the day of the Meeting or any postponement(s) or adjournment(s) thereof; or
(2)	revoking the proxy in any other manner permitted by law.

A non-registered Shareholder may revoke a form of proxy or VIF given to an intermediary or Broadridge (or any such other service company) at any time by submitting another properly completed form of proxy or VIF, as the latest form of proxy or VIF will automatically revoke any previous one already submitted, or by written notice to the intermediary in accordance with the instructions given to the non-registered Shareholder by its intermediary.

A non-registered Shareholder should contact Kingsdale Advisors at 1-866-581-1514 toll-free in North America, or at 1-416-867-2272 outside of North America (collect calls), or by email at contactus@kingsdaleadvisors.com for assistance in ensuring that the forms of proxy or VIFs previously given to the intermediary or Broadridge (or any such other service company) are properly revoked.

Delivery of Proxy-Related Materials to Objecting and Non-Objecting Beneficial Shareholders

TCI is not at this time proposing to pay for intermediaries to deliver this Circular to “objecting beneficial owners” in accordance with National Instrument 54-101. However, once CN has formally called the Meeting and issued notice of the Meeting together with the Management Circular, TCI intends to deliver the Final TCI Circular, any forms of proxy and/or VIF and other proxy materials and Form 54-101F7 – Request for Voting Instructions (if applicable), directly to “objecting beneficial owners” and “non-objecting beneficial owners” with the assistance of Broadridge and the applicable intermediaries. If you are an “objecting beneficial owner” or “non-objecting beneficial owner” and TCI or its agent send the Final TCI Circular and any forms of proxy and/or VIF directly to you, your name and address and information about your holdings of securities will have been obtained in accordance with applicable securities regulatory requirements from CN or from the intermediary holding the Common Shares on your behalf.

TCI intends to pay for intermediaries to deliver the Final TCI Circular, any forms of proxy and/or VIF and other proxy materials and Form 54-101F7 – Request for Voting Instructions to “objecting beneficial owners” in accordance with National Instrument 54-101.

Notice and Access

TCI has elected not to use, and does not intend to use, notice and access to distribute this Circular, the Final TCI Circular, any form of proxy or VIF or other proxy materials to registered Shareholders or non-registered Shareholders.

Voting Securities and Principal Shareholders of CN

While CN has yet to formally call the Meeting or announce a record date for the Meeting, we expect the record date for determining Shareholders entitled to receive notice of the Meeting and to vote at the Meeting to be no more than 60 days in advance of the Meeting and that each Shareholder of record as of the record date fixed by CN will be entitled to one vote for each Common Share held on each matter to come before the Meeting or any postponement(s) or adjournment(s) thereof. Although currently unknown to TCI, we expect that the number of outstanding Common Shares and the number of Common Shares entitled to be voted on each matter to be acted on at the Meeting will be determined as of such record date and will be set out in the Management Circular.

The articles of continuance of CN, as amended, provide that no person, together with his or her associates, shall hold, beneficially own or control, directly or indirectly, voting shares to which are attached more than 25% in the aggregate of the votes attached to all of CN’s voting shares that may ordinarily be cast to elect directors of CN. In addition, where the total number of voting shares of CN held, beneficially owned or controlled, directly or indirectly, by any one person together with his or her associates exceeds such 25% maximum, no person shall, in person or by proxy, exercise the voting rights attached to the voting shares of CN held, beneficially owned or controlled, directly or indirectly, by such person or his or her associates.

Except as set forth below, information regarding the beneficial ownership, control or direction over Common Shares held other than by TCI is not within the knowledge of TCI. For this information, please refer to the Management Circular to be provided by CN in connection with the Meeting, once made available to Shareholders.

To the knowledge of TCI, as of the date hereof, based on the most recent early warning reporting system report (the “Gates Report”) filed under CN’s SEDAR profile by William H. Gates, III on August 6, 2021, no person or company beneficially owns, or controls or directs, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to all of the issued and outstanding voting securities of CN as of the date of this Circular, other than Mr. William H. Gates, III.

The following information is taken from the Gates Report and insider reports filed by Mr. Gates since the date of the Gates Report. As of the date of the Gates Report, Cascade Investment, L.L.C. (“Cascade”) held 77,787,431 Common Shares, representing approximately 10.97% of the outstanding Common Shares. Mr. Gates is the sole member of Cascade and, as such, beneficially owns the Common Shares held by Cascade. In addition, Mr. Gates is a co-trustee of the Bill & Melinda Gates Foundation Trust (the “Trust”), which, as of the date of the Gates Report, held 13,907,283 Common Shares, representing approximately 1.96% of the outstanding Common Shares. As a co-trustee of the Trust, Mr. Gates is deemed to beneficially own the Common Shares held by the Trust. Based on the Gates Report, Mr. Gates, as of the date of the Gates Report, was deemed to beneficially own 91,694,714 Common Shares, representing 12.93% of the outstanding Common Shares.

Insider reports filed by Mr. Gates since the date of the Gates Report indicate that, since the date of the Gates Report:

(a)	Cascade has disposed of an aggregate of 9,061,610 Common Shares and, as a result, as of the date of this Circular, holds 68,725,821 Common Shares, representing approximately 9.71% of the outstanding Common Shares; and

(b)	the Trust has disposed of an aggregate of 841,114 Common Shares and, as a result, as of the date of this Circular, holds 13,066,169 Common Shares, representing approximately 1.85% of the outstanding Common Shares.

Hence, as of the date of this Circular, Mr. Gates is deemed to beneficially own 81,791,990 Common Shares, representing approximately 11.55% of the outstanding Common Shares.

The percentages set forth above are based on the 707,900,000 Common Shares outstanding as at June 30, 2021 as disclosed in CN’s management's discussion and analysis for the three and six month interim periods ended June 30, 2021.

Executive Compensation, Indebtedness, Interest in Material Transactions, Management Contracts and Equity Compensation Plans

Additional information relating to CN, its directors and officers and the Meeting is not reasonably within the power of TCI to obtain since such information is only available to the management of CN and will be set forth in the Management Circular to be provided by CN in connection with the Meeting, once made available to Shareholders, including information regarding the current directors of CN, management’s director nominees (as prescribed by Form 51- 102F5 – Information Circular), the compensation of executive officers and directors of CN (as prescribed by Form 51-102F6 – Statement of Executive Compensation), the corporate governance practices of CN (as prescribed by Form 58-101F1 – Corporate Governance Disclosure), the indebtedness of CN’s executive officers and directors or their respective associates or affiliates, management contracts that may be in place with CN, securities authorized for issuance under CN’s equity compensation plans, interests of any directors and officers of CN in matters to be acted upon at the Meeting and any material interest, direct or indirect, of any “informed persons” (as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations) of CN, or any of their associates or affiliates, in any transaction since the commencement of CN’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect CN or any of its subsidiaries. For this information, please refer to the Management Circular to be provided by CN in connection with the Meeting, once made available to Shareholders, and other continuous disclosure filed by CN on SEDAR at www.sedar.com. This information may however be out of date.

Information Contained in this Circular

Unless otherwise noted, the information concerning CN contained in this Circular has been taken from or is based upon publicly available documents or records on file with the Canadian securities regulatory authorities and other public sources. Although TCI has no knowledge that would indicate that any statements contained herein taken from or based upon such documents and records or other public sources are untrue or incomplete, TCI does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents, records and public sources, or for any failure by CN to disclose publicly events or facts which may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to TCI.

This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. The delivery of this Circular will not, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Circular.

A copy of this Circular may be obtained, on request, without charge from Kingsdale Advisors, by contacting them at 1-866-581-1514 toll-free in North America, or at 1-416-867-2272 outside of North America (collect calls), or by email at contactus@kingsdaleadvisors.com, or may be obtained on SEDAR at www.sedar.com.

Additional Information

Additional information relating to CN, including its annual information form dated February 1, 2021 and its prior management information circular dated March 9, 2021 and the Management Circular in respect of the upcoming Meeting (once filed by CN), is or is expected to be filed with the Canadian Securities Administrators. This information can be accessed through SEDAR at www.sedar.com under the issuer profile of CN. Financial information regarding CN is provided in its comparative financial statements and management's discussion and analysis for the three and six month interim periods ended June 30, 2021 and its most recently completed financial year, which can be found on SEDAR at www.sedar.com under the issuer profile of CN. Copies of CN’s financial statements and management’s discussion and analysis may be obtained by any person without charge by contacting CN’s Corporate Secretary at (514) 399-7091 or Vice-President, Investor Relations at (514) 399-0052. CN’s auditor is KPMG LLP.

APPROVAL

Information contained herein, unless otherwise indicated, is given as of the date hereof. The contents and sending of this Circular have been approved by TCI.

September 27, 2021

TCI Fund Management Limited
CIFF Capital UK LP
The Children’s Investment Master Fund

By: TCI Fund Management Limited, on its own behalf and as investment manager of CIFF Capital UK LP and The Children’s Investment Master Fund

By: (signed) Christopher Hohn

Director

QUESTIONS?

CONTACT US

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E-mail: contactus@kingsdaleadvisors.com

Fax: 416.867.2271

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Outside North America, Banks and Brokers

Call Collect: 416.867.2272

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